Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Prudential Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

New York, New York

May 10, 2016